Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE REPORTS SECOND-QUARTER 2008 RESULTS
•  Net Sales and Income Increase Year-over-Year
•  Second-Quarter 2008 Net Income per Diluted Share Increases to $0.20, up 82% from 2007
•  Company Reaffirms Full-Year 2008 Earnings Outlook of $0.75 to $0.85 Per Diluted Share

WARREN, Ohio - July 31, 2008 - Stoneridge, Inc. (NYSE: SRI) today announced net sales of $213.2 million and net income of $4.7 million, or $0.20 per diluted share, for the second quarter ended June 30, 2008.

Net sales increased $29.4 million, or 16.0 percent, to $213.2 million, compared with $183.8 million for the second quarter of 2007. The increase in net sales was primarily attributable to new electronics program sales in North America, improvement in the Company’s European electronics business and the impact of foreign currency translation. The effect of foreign currency translation increased second-quarter net sales by approximately $4.4 million compared with the same period in 2007. The sales increase was partially offset by continuing weakness in the North American passenger car and light truck markets.

Net income for the second quarter was $4.7 million, or $0.20 per diluted share, compared with net income of $2.7 million, or $0.11 per diluted share, in the second quarter of 2007. The increase in net income was due primarily to strong electronics sales in North America and increased joint venture earnings. Partially offsetting these favorable impacts were $3.7 million in pre-tax expenses related to the Company’s previously announced restructuring initiatives and $0.3 million of pre-tax expenses related to the repurchase and retirement of $6.0 million in par value of the Company’s bonds.

“We continued our improved performance in the second quarter in the face of deteriorating conditions in our North American light vehicle markets,” said John C. Corey, president and chief executive officer. “This improved performance includes benefits resulting from our end-market strategy and we will continue pursuing diversity in our customers, business segments and geographic regions.”

For the six months ended June 30, 2008, net sales were $416.3 million, an increase of 12.9 percent compared with $368.8 million for the six months ended June 30, 2007. Net income for the 2008 six-month period was $11.2 million, or $0.47 per diluted share, compared with $7.6 million, or $0.32 per diluted share, in the comparable 2007 period.

Net cash provided by operating activities for the six months ended June 30, 2008 was $12.6 million, compared with net cash provided of $4.0 million for the six months ended June 30, 2007. The increase of $8.6 million in cash provided by operating activities was primarily due to favorable accounts payable variances relative to the previous year.

Outlook
“Based upon our first-half performance and the current industry forecasts, we are maintaining our previously issued guidance for full-year 2008 earnings of $0.75 to $0.85 per diluted share,” Corey said. “While I am encouraged by the progress we have made, the significant changes in the North American light truck and SUV market will impact our performance going forward. These market changes will continue to challenge our team and we have already begun adjusting to the new market realities.”

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Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2008 second-quarter results can be accessed at 11 a.m. Eastern time on Thursday July 31, 2008, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets. Net sales in 2007 were approximately $727 million. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in automotive, medium- and heavy-duty truck or agricultural and off-highway vehicle production; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance
330/856-2443

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STONERIDGE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net Sales	$213,229	$183,802	$416,299	$368,830

Costs and Expenses:
Cost of goods sold	163,875	144,920	315,128	287,101
Selling, general and administrative	36,731	33,598	73,021	66,730
(Gain) loss on sale of property, plant and equipment, net	153	(1,653)	145	(1,688)
Restructuring charges	1,713	31	3,135	72

Operating Income	10,757	6,906	24,870	16,615

Interest expense, net	4,880	5,619	10,252	11,103
Equity in earnings of investees	(3,016)	(2,298)	(6,835)	(4,418)
Loss on early extinguishment of debt	271	-	770	-
Other expense (income), net	(124)	224	278	512

Income Before Income Taxes	8,746	3,361	20,405	9,418

Provision for income taxes	4,062	666	9,174	1,853

Net Income	$4,684	$2,695	$11,231	$7,565

Basic net income per share	$0.20	$0.12	$0.48	$0.33
Basic weighted average shares outstanding	23,286	23,114	23,327	23,052

Diluted net income per share	$0.20	$0.11	$0.47	$0.32
Diluted weighted average shares outstanding	23,690	23,702	23,722	23,603

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STONERIDGE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2008	2007
ASSETS	(Unaudited)	(Audited)

Current Assets:
Cash and cash equivalents	$81,342	$95,924
Accounts receivable, less reserves of $5,587 and $4,736, respectively	142,472	122,288
Inventories, net	70,175	57,392
Prepaid expenses and other	17,365	15,926
Deferred income taxes	9,963	9,829
Total current assets	321,317	301,359

Long-Term Assets:
Property, plant and equipment, net	90,611	92,752
Other Assets:
Goodwill	65,730	65,176
Investments and other, net	47,962	39,454
Deferred income taxes	20,774	29,028
Total long-term assets	225,077	226,410
Total Assets	$546,394	$527,769

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$76,809	$69,373
Accrued expenses and other	56,104	47,198
Total current liabilities	132,913	116,571

Long-Term Liabilities:
Long-term debt	183,000	200,000
Deferred income taxes	2,909	2,665
Other liabilities	2,168	2,344
Total long-term liabilities	188,077	205,009

Shareholders' Equity:
Preferred Shares, without par value, authorized 5,000 shares, none issued	-	-
Common Shares, without par value, authorized 60,000 shares, issued 24,755 and 24,601shares and outstanding 24,660 and 24,209 shares, respectively, with no stated value	-	-
Additional paid-in capital	156,467	154,173
Common Shares held in treasury, 95 and 373 shares, respectively, at cost	(129)	(383)
Retained earnings	49,603	38,372
Accumulated other comprehensive income	19,463	14,027
Total shareholders’ equity	225,404	206,189
Total Liabilities and Shareholders' Equity	$546,394	$527,769

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STONERIDGE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	(unaudited)
	Six Months Ended
	June 30,
	2008	2007
OPERATING ACTIVITIES:
Net cash provided by operating activities	$12,574	$4,019

INVESTING ACTIVITIES:
Capital expenditures	(11,641)	(10,814)
Proceeds from sale of property, plant and equipment	307	4,951
Business acquisitions and other	(980)	-
Net cash used for investing activities	(12,314)	(5,863)

FINANCING ACTIVITIES:
Repayments of long-term debt	(17,000)	-
Share-based compensation activity, net	1,162	1,796
Premiums related to early extinguishment of debt	(553)	-
Net cash (used for) provided by financing activities	(16,391)	1,796

Effect of exchange rate changes on cash and cash equivalents	1,549	232

Net change in cash and cash equivalents	(14,582)	184

Cash and cash equivalents at beginning of period	95,924	65,882

Cash and cash equivalents at end of period	$81,342	$66,066

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